Exhibit 10.32
AGREEMENT

between
Columbia Laboratories (Ireland), Ltd
3 Burlington Road
Dublin 4

-hereinafter named “CUSTOMER”-
and

MARO PACKAG
CH-6144 Zell

-hereinafter named “MAROPACK”-

regarding the filling of a liquid or semi-solid product into non-returnable receptacles.

PREAMBLE.

WITNESSETH THAT:

-WHEREAS, CUSTOMER is the manufacturer of the PRODUCT and distributor of these products under its own name; or a third party

-WHEREAS, CUSTOMER requires filling of single doses of certain of its products into non-returnable receptacles;

-WHEREAS, MAROPACK possesses filling installations which provide for direct filling of liquid resp. semi-solid products into receptacles during the production of these receptacles;

-WHEREAS, MAROPACK is in possession of the know-how for such direct filling of a product into non-returnable receptacles;

-WHEREAS, CUSTOMER wishes to have filled certain products by MAROPACK according to the regulations of this Agreement and MAROPACK wishes to fill these products as instructed by CUSTOMER according to the regulations of this Agreement;

NOW THEREFORE, in consideration of the mutual agreements and obligations, the parties hereto agree as follows:

Art. 1 Definitions

PRODUCT	The product delivered by CUSTOMER which shall be filled into non-returnable receptacles by MAROPACK and which is described and specified in Attachment.

RECEPTACLES	Non-returnable receptacles made of synthetic material into which MAROPACK fills one or more doses of the PRODUCT according to the instructions of CUSTOMER (by Attachment) and which complies with the specifications indicated in Attachment.

SECONDARY	PACKAGING MATERIAL Packaging materials, such as folding cardboard boxes, wrappings, etc. into which the RECEPTACLES are to be integrated as well as instructions to accompany the boxes, according to the instructions of CUSTOMER and which are supplied by CUSTOMER or a third party in conformity with Attachment.

PARTY/IES	CUSTOMER or MAROPACK, as the case may be or both CUSTOMER and MAROPACK when used in the plural.

AGREEMENT	The present Agreement and all Attachments thereto as well as any addendums made in accordance with this Agreement.

Art. 2 Subject of the AGREEMENT

This AGREEMENT contains the mutual understanding of the PARTIES regarding the filling of the PRODUCT into RECEPTACLES by MAROPACK for CUSTOMER against payment of CUSTOMER.

Art. 3 Rights and Obligations of CUSTOMER

3.1
CUSTOMER provides MAROPACK with the instructions to be observed by MAROPACK when filling the PRODUCT (Attachment). It is CUSTOMER’s responsibility to ensure that these instructions (manufacturing -, filling - and other instructions and information) are in conformity with the respective valid legal rules which are to be applied and the recognized pharmaceutical standards. The sole responsibility of CUSTOMER also applies in the case that these rules and standards have been determined in operation with MAROPACK or contain recommendations of MAROPACK. CUSTOMER undertakes to keep the rules and standards updated and to advise MAROPACK of any change immediately in writing. Any changes, with respect to new regulations will automatically replace the instructions valid at the time of contract conclusion listed in Attachment.

3.2	CUSTOMER undertakes to supply MAROPACK with the PRODUCT and the SECONDARY PACKAGING MATERIALS according to the regulations of this AGREEMENT.

3.3
Each supply of the PRODUCT and/or the SECONDARY PACKAGING MATERIALS will be accompanied by a certificate of analysis which confirms the conformity of the PRODUCT with the specifications in Attachment 1 and of the SECONDARY PACKAGING MATERIALS with the indications given in Attachment and confirms the respective releases.

3.4
It is CUSTOMER’s responsibility to ensure that the synthetic material of the RECEPTACLES and the PRODUCT are compatible and CUSTOMER will be liable for and agrees to hold MAROPACK harmless from any respective claims of third parties. Any liability or warranty of MAROPACK with regard to the compatibility of the material of the RECEPTACLES and the PRODUCT is hereby expressly excluded. In the event that MAROPACK suffers damages during manufacturing or storing owing to the non-compatibility of the PRODUCT and the synthetic material of the RECEPTACLES, CUSTOMER undertakes to reimburse MAROPACK for all damages occurred without further ado.

3.5
CUSTOMER undertakes to take out an insurance policy with an insurance company for the PRODUCT, the SECONDARY PACKAGING MATERIALS and for any other possible products (labels, etc.) supplied and for the RECEPTACLES after the filling has taken place. This insurance shall cover to a full extent the loss, damage or other deterioration e.g. by fire, water, burglary and theft, be it at MAROPACK’s site or during transport.

3.6	General Information:
CUSTOMER undertakes to disclose to MAROPACK all data which are relevant for the treatment of the PRODUCT, including but not limited to:
-	Precautionary measures to be taken into account for handling, filling and packaging
-	Storage Conditions to be observed
-	Waste Treatment
-	Safety measures
-	Confirmation that the PRODUCT supplied is compatible with the synthetic material of the RECEPTACLES
-	Chemical formulation of the PRODUCT.

3.7	Batch Information
Each supply of PRODUCT by CUSTOMER to MAROPACK shall be accompanied by the following date:
-	Name, resp. trade name of the PRODUCT
-	Batch number
-	Description of the PRODUCT
-	Specific weight

-	Confirmation that the batch supplied corresponds to the general information according to Art. 3.6 above
-	Expiry date of the PRODUCT of this batch
-	Release of the PRODUCT of this batch
-	If the RECEPTACLES are to be labeled, the appropriate labels have to be added to the delivery together with a certificate of release.

3.8
CUSTOMER may, after arrangement with MAROPACK and during normal working hours, delegate representatives to the facilities of MAROPACK for checking upon the correct filling of the PRODUCT into the RECEPTACLES.

3.9
CUSTOMER undertakes to observe any and all legal regulations which might apply to the production of the PRODUCT, its transport, distribution, sale, storage, etc. at the respective stage, be it on the level of laws or decrees or any differently named level according to the local circumstances, unless MAROPACK shall be responsible for observance according to Art. 4.7 hereafter. CUSTOMER shall expressly inform MAROPACK when PRODUCTS are destined for sale in the United States and Canada. It is expressly agreed that CUSTOMER will act as sole manufacturer of the PRODUCT and assume any and all responsibility therefore.

Art. 4 Rights and Obligations of MAROPACK

4.1	MAROPACK undertakes to use exclusively the synthetic material determined by CUSTOMER according to the samples of MAROPACK for the production of the RECEPTACLES.

4.2	MAROPACK will verify the identity of the synthetic material to be used for the production of the RECEPTACLES, the SECONDARY PACKING MATERIALS and the PRODUCT by taking random samples. MAROPACK is not obliged to perform any other tests, analyses, etc. and does not need to send any notice with regard thereto to CUSTOMER.

4.3	MAROPACK undertakes to fill the PRODUCT supplied into the RECEPTACLES according to the regulations of this AGREEMENT and the instructions of CUSTOMER indicated in Attachment.

4.4
Of each filling batch, MAROPACK shall take samples according to the sampling instructions of CUSTOMER (Attachment). The samples shall be sealed. They will serve as proof and are hereby expressly recognized as such by CUSTOMER. MAROPACK is not obliged to have the samples analyzed. They will be stored until the expiry date of the PRODUCT of the respective batch but not for more than 6 (six) years. Both parties expressly agree that after this period the filling process will be considered to be in conformity with the AGREEMENT.

4.5
MAROPACK undertakes to send samples of the RECEPTACLES containing the PRODUCT after filling to CUSTOMER for analysis according to the sampling procedure (Attachment 5). After the analysis has been performed by CUSTOMER, CUSTOMER shall release the batch for dispatch. MAROPACK shall receive a copy of the corresponding analysis report.

4.6	MAROPACK undertakes to fill the agreed quantities of the PRODUCT within the time period defined in this AGREEMENT and send them to CUSTOMER packed according to this AGREEMENT.

4.7
MAROPACK undertakes to comply with all Swiss regulations applicable to its performance under this AGREEMENT and shall observe the EC Directives, valid at the time, for the filling and packaging of pharmaceutical products. Any other compliance with regulations will be the responsibility of CUSTOMER according to Art. 3.9.

Art. 5 Delivery Conditions, Quantities and Prices

5.1	CUSTOMER will have the benefits from and bear all risks and costs of the transport for both the BULK PRODUCT and the completely filled RECEPTACLES.

5.2
The delivery of the PRODUCT to MAROPACK will be effected in scaled containers according to the instructions in Attachment. If the seals are damaged, MAROPACK will inform CUSTOMER immediately and not fill the PRODUCT without the respective instructions of CUSTOMER and the latter’s acceptance of full responsibility thereof. In the case of non-deliveries or shortages Art. 5.3 shall apply accordingly

5.3
By end of October of each year CUSTOMER will provide MAROPACK with an estimate of its filling needs according to this AGREEMENT for the subsequent year. CUSTOMER will confirm the exact quantities three months prior to the start of production by means of a written order confirmation. The quantities thus confirmed will be binding. MAROPACK will immediately confirm these dates, at the latest within 20 days, and reserve free capacity at the respective dates. The corresponding quantity of PRODUCT will have to reach MAROPACK at least three days prior to processing. For all capacities thus reserved by MAROPACK which are not used by CUSTOMER - whether the PRODUCT delivered is of insufficient quantity, does not arrive in time or is not supplied at all - MAROPACK shall charge SFr.250 - per hour for production loss.

5.4	After termination of the filling process and receipt of the release documents according to Art. 4.4 hereabove, the filled RECEPTACLES will be shipped by MAROPACK to the address given by CUSTOMER.

5.5
The prices will be mutually agreed between the PARTIES hereto per end of July of each year for the subsequent year. MAROPACK will take into consideration items like inflation, labour cost etc. The presently applicable prices are listed in the Attachment.

5.6	The prices are ex works, net. MAROPACK shall render invoices to CUSTOMER and CUSTOMER shall effect payment within 30 days following the dates of invoices.

6. Guarantee

6.1	CUSTOMER guarantees the delivery of the PRODUCT in accordance with the Specifications.

6.2	MAROPACK guarantees the filling of the PRODUCT into RECEPTACLES according to the instructions of Attachments.

6.3
CUSTOMER undertakes to investigate the RECEPTACLES sent by MAROPACK according to the shipping instructions of CUSTOMER or have them investigated immediately upon arrival at the place of destination and to notify MAROPACK immediately of any complaints in writing, specifying the reasons therefore as well as the invoice, order and batch numbers concerned. Complaints have to be made in writing within 20 calendar days after arrival of the shipment at its place of destination in case of obvious defects and within 20 calendar days after discovery in case of non-obvious defects. Deliveries for which no such complaints are received by MAROPACK within the aforementioned periods will be considered to be free of defects.

6.4
The guarantee period is restricted to the minimum legal period. Indications regarding the expiry date of the PRODUCT are based on investigations of CUSTOMER and do not have any impact on the guarantee period, especially do not extend it.

6.5
If the complaint is justified and has been made in time according to the above-mentioned regulations, MAROPACK shall, without charge, fill a quantity of the PRODUCT equal to the deficient quantity and reimburse CUSTOMER for the cost of the material for the lost PRODUCT BATCH. Any other claims e.g. for loss of profits are hereby expressly excluded.

6.6	CUSTOMER will also notify MAROPACK in writing after expiry of the above-mentioned periods in case of any complaint concerning the subject of this AGREEMENT.

7. Liability

7.1
Each PARTY of this AGREEMENT is liable for any damage to the extent of the guarantees as stated here above and shall indemnify and hold the other PARTY harmless from any and all claims for damages raised by any third parties which are not the other PARTY’s responsibility. Furthermore, CUSTOMER is liable for any damages caused by any incompatibility of the synthetic material of the RECEPTACLES and the PRODUCT according to Art. 3 here above.

7.2
It is the sole responsibility of CUSTOMER to pack the filled RECEPTACLES according to the market’s requirements, to provide them with instructions for use and to put them on the market. As there is no possibility of influence by MAROPACK in this respect, MAROPACK is expressly excluded from any liability whatsoever for any damage which is not clearly caused by contamination or change of PRODUCT during the services rendered by MAROPACK according to this AGREEMENT. Whether or not there is any damage for which MAROPACK must assume responsibility shall exclusively be decided upon the samples taken according to point 4.3 above.

7.3
Damage claims of CUSTOMER against MAROPACK, for whatever legal ground, in particular for unpermitted handling, liability of the manufacturer, false advice or failure to give advice, affirmative breach of obligation, culpa in contrahendo, impossibility, simple negligence, are limited up to a maximum amount of SFr. 2’000’000. — (in words: two million Swiss Francs). In respect of claims in excess of this amount, MAROPACK shall only be liable up to the amount of the industrial liability insurance coverage which provides for an insurance sum of SFr. 50’000,000.—in the case of personal injuries, whereby all insurance claims during one year of the insurance policy have to be taken into account.

7.4
MAROPACK draws CUSTOMER’s attention to the fact that the above mentioned insurance does not cover any claims in the USA or in Canada. CUSTOMER therefore undertakes to effect liability insurance for the duration of this agreement to the extent of a minimum coverage sum as mentioned above.

Art. 8 Confidentiality

8.1
In order to achieve the purpose of this AGREEMENT as described herein the PARTIES will disclose to each other proprietary confidential information, data, documents etc. (“INFORMATION”) concerning their respective activities.

8.2
Both PARTIES undertake to keep strictly secret any and all INFORMATION disclosed by the other PARTY which has been clearly labeled as confidential in writing and to use it only for the purpose of fulfilling this AGREEMENT. Both PARTIES will only disclose the INFORMATION to those of their employees who have a need of the INFORMATION for the fulfillment of this AGREEMENT and will impose the same confidentiality obligation on such employees.

8.3	Such confidentiality obligation does not apply to
(a)	INFORMATION which at the time of disclosure is in the public domain:
(b)	INFORMATION which after disclosure except by breach of this AGREEMENT by the receiving PARTY becomes part of the public domain.
(c)
INFORMATION which the receiving PARTY can establish by competent proof was in its possession at the time of disclosure by the other PARTY and was not acquired directly or indirectly from the other PARTY;

(d)	INFORMATION which the receiving PARTY has received from the third parties provided, however, that such INFORMATION was not received directly or indirectly from the other PARTY.
Even if INFORMATION received from the other PARTY is or becomes part of the public domain, the receiving PARTY is not entitled to inform third parties of the fact that it received the INFORMATION from the other PARTY or that the other PARTY uses the INFORMATION in its business or production .

8.4	Neither the making of this AGREEMENT nor the performance under any of the provisions hereof shall be construed to grant the receiving PARTY any license or other rights of use.

8.5
After use according to this AGREEMENT each PARTY shall automatically return the INFORMATION received from the other PARTY without retaining any copies thereof against receipt of the other PARTY unless otherwise agreed by the PARTIES later on in a respective contract and unless the storage responsibility of MAROPACK according to the aforementioned Art. 4.3 or the retention of documentation for purpose of proof and possible submission to authorities is concerned.

8.6	This Confidentiality Provision shall continue to be valid for a term of two years after termination of this AGREEMENT according to Art. 11.

Art. 9 Force Majeure

9.1	The non-fulfillment of contractual obligations due to an event of Force Majeure shall not be considered to be a breach of contract.

9.2
For the sake of this AGREEMENT, events of Force Majeure shall be defined as e.g. fire, explosions, influence of the elements, war, civil war, riots, revolution, legislation and acts of authorities, strike, interruption of operation, shortage of raw material or any similar acts beyond the reasonable control of the PARTIES.

9.3	Any occurrence of Force Majeure shall be promptly reported to the other PARTY and adequate evidence thereof shall be furnished immediately.

9.4
Should a PARTY be able to fulfill its contractual engagements despite an event of Force Majeure by incurring higher costs, such higher costs shall be reimbursed by the other PARTY in addition to the price agreed according to this AGREEMENT. However, such increase in costs has to be announced to the other PARTY in advance. The latter is entitled to renounce performance at such higher costs.

9.5	The PARTY affected by an event of Force Majeure may be given notice of immediate termination by the other PARTY if the event of Force Majeure lasts more than six (6) months.

10. Hardship

10.1
If an unforeseen change of technical, legal, political or economic nature occurs in which the performance of this AGREEMENT will constitute an unbearable economic hardship to a PARTY, the PARTY so affected may request that the other PARTY enters into negotiations on the hardship.

10.2
In these negotiations the hardship will be evaluated. If both PARTIES come to the conclusion that a hardship exists they will try in good faith to find a mutually acceptable solution to alleviate such hardship.

11. Term of this AGREEMENT

11.1	This AGREEMENT shall enter into force on the date of execution by the PARTIES and shall continue in full force and effect for a firm period of one year.

11.2
After expiry of the firm contract period stipulated under point 11.1. here above, the AGREEMENT is automatically renewed for a further 12 months’ period, unless either PARTY gives notice of termination by registered letter 6 months prior to expiry of the firm or any prolongation period.

11.3	Any liability of the PARTIES according to Art. 7 shall survive termination of this AGREEMENT.

Art. 12 Applicable law/Place of Jurisdiction

12.1	This AGREEMENT shall be construed and governed in all respects by the laws of Switzerland.

12.2
Any dispute which may arise between the PARTIES in relation to this AGEEMENT shall be settled amicably between the PARTIES. IF, contrary to expectation, no amicable settlement can be reached, both PARTIES hereto agree to the jurisdiction of the courts of Luzern.

Art. 13 Miscellaneous

13.1	This AGREEMENT shall supersede all previous agreements or understandings, either oral or written, between the PARTIES hereto with respect to the subject matter hereof.

13.2	No agreement or understanding varying or extending this AGREEMENT will be binding upon either PARTY hereto unless made in writing.

13.3	All Attachments to this AGREEMENT form an integral part thereof.

13.4
Neither PARTY is entitled to transfer/assign its duties or rights according to this AGREEMENT to a third PARTY without the prior written consent of the other PARTY. Affiliated companies of the PARTY are not regarded as such third parties.

13.5
If one or more provisions of this AGREEMENT is or become(s) void or invalid, it/they will be replaced by (an) effective/valid provision(s) which correspond(s) as far as possible to the intent, purpose and economic effect of the void/invalid one(s). The validity of the remaining provisions of this AGREEMENT shall not be affected by the invalidity/voidness of any individual provision(s). They will continue to be in full force and effect unless the invalid/void provision(s) cannot be replaced by a valid/effective one(s) and would be of such fundamental importance that the PARTIES would not have concluded the AGREEMENT without it/them.

13.6	Place of fulfillment for all liabilities in connection with this AGREEMENT is Zell (Switzerland).

14. Copies

This AGREEMENT shall be executed in two (2) original copies and each PARTY shall receive a duly signed copy.

Place/Date:	Signatures:

6144 Zell, 22.10.93	/S/ Willy Leu
MARO PACKAG

28/10/93	/S/ William J Bologna
Columbia Laboratories Ltd.
Attachments [Intentionally Omitted]